TIME WARNER INC.

Confirmation of Authority to Prepare, Sign and File
Section 16 Reports and Related Documents


	The undersigned hereby confirms that each of HOWARD M. AVERILL, PAUL T. CAPPUCCIO, BRENDA C. KARICKHOFF, ROBERT KANE,
ERIN GARBARINO and JULIE KIM is authorized and designated to prepare, sign and file on his/her behalf an application to the Securities and Exchange Commission for EDGAR codes and any and all Forms 3, 4 and 5 relating to equity securities of Time
Warner Inc., a Delaware corporation (the "Company"), pursuant to the requirements of Section 16 of the Securities Exchange
Act of 1934("Section 16"). This Confirmation of Authority shall be valid until the undersigned's reporting obligations under
Section 16 with respect to equity securities of the Company shall cease or until the undersigned executes a Confirmation of Authority at a later date.

Dated: October 30, 2013


						/s/ Carlos Gutierrez

						Printed Name: Carlos Gutierrez








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